FOR IMMEDIATE RELEASENEWS
November 1, 2007OTCBB: INMG

Integrated Management Information (IMI Global) Reports
Third Quarter Financial Results

Selected Highlights:
•	Third quarter revenue up 48% to $618,100 from $418,800
•	Highest revenue quarter in Company’s history
•	Nine-month revenue up 50% to $1,619,400 from $1,079,800
•	Company reduces expense base in quarter, YTD periods
•	Gross margin increases in both third quarter and nine-month period
•	USVerified™ solutions revenue up 54% in third quarter and YTD
•	Hardware sales up 21% in third quarter, 19% YTD
•	CattleNetwork.com and CattleStore.com combine for 65% increase in Q2, 59% YTD

CASTLE ROCK, Colo. - Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced continued strong revenue growth and improving bottom line results for its third quarter and nine-month period ended September 30, 2007.

Third Quarter Results
Revenue in the third quarter increased 48% to $618,100 from $418,800 in the third quarter of 2006. On a sequential basis, revenue grew 17% over second quarter revenue of $530,000. All three of the Company’s revenue streams generated year-over-year growth in the third quarter. USVerified solutions revenue was $328,900, up 54%; related hardware sales (primarily cattle ID tags) was $108,800, up 21%; and advertising and product revenue from the Company’s online businesses (CattleNetwork.com and CattleStore.com) increased 65% to $180,400. CattleNetwork.com achieved the strongest percentage growth, with advertising revenue increasing 96% to $117,900 from $60,100.

Gross profit in the third quarter increased 90% to $328,500, or 53% of revenue, from $173,300, or 41% of revenue, in the same quarter last year. This increase resulted from strong growth in the Company’s higher-margin USVerified solutions and the CattleNetwork advertising business.

The Company continued to focus on managing its cost base, and as a result, selling, general and administrative expense declined by 10% in the third quarter, to $510,600 from $569,600 in the same quarter last year. The combination of higher revenue and lower expenses resulted in a reduced net loss of $187,900, or $0.01 per share, versus a net loss of $401,000, or $0.02 per share, in the same quarter last year.

Nine-Month Results
Nine-month revenue increased 50% to $1,619,400 from $1,079,800 in the same period last year. As in the third quarter, the increased year-to-date revenue was attributable to strong growth in the Company’s USVerified solutions and CattleNetwork advertising businesses, which grew by 54% and 80%, respectively, over the nine-month period of 2006. Total revenue from online businesses (CattleNetwork and CattleStore) was up 59% to $486,200, while hardware revenue was up 19% to $188,200.

Strong growth in USVerified and CattleNetwork revenue drove higher gross margins for the nine-month period. Gross profit increased 72% to $916,000, or 57% of revenue, for the nine-month period as compared with 49% for the same period last year. This increase was attributable to higher overall revenue, including a growing contribution by the higher-margin USVerified solutions and CattleNetwork advertising businesses.

Selling, general and administrative expense through nine months declined 3% to $1,586,300 from $1,637,300 in the same period last year. The Company reduced its nine-month net loss to $688,200, or $0.04 per share, from $1,117,200, or $0.06 per share, in the same period a year ago.

“We continued to effectively execute our business strategy in the third quarter and are very pleased with our year-to-date results,” said John Saunders, president and CEO. “In addition to increasing revenue in all three focus areas and improving bottom line results, we enhanced our product portfolio, grew our customer base and continued to strengthen our reputation as the market leader in providing diversified, technology-based services to the agricultural/livestock community. Moving forward we are focused on building market share, achieving consistent revenue growth and transitioning to sustainable profitability. We believe that meeting these objectives is the best way to build short-term and long-term shareholder value.”

Conference Call
IMI Global will conduct a conference call and Webcast today at 9:30 a.m. Mountain Time (11:30 a.m. Eastern Time). Dial 800-218-4007 for domestic toll free or 303-262-2142 for local and international. Conference ID #11100327. A telephone replay will be available through November 15, 2007. Call 800-405-2236 or 303-590-3000, passcode 11100327#.

To access a live Webcast of the call, please visit IMI Global’s website at www.imiglobal.com and click the Webcast link. A replay of the Webcast will be available at that website through December 1, 2007.

About IMI Global
Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry. Go to www.IMIGlobal.com for additional information. IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs. IMI operations include CattleNetwork.com, an online service offering market information and industry news to the cattle industry, and CattleStore.com, an online source for livestock supplies, such as animal identification, medical equipment and veterinarian supplies. Additional IMI web sites include USVerified.com, AgNetwork.com and PetSupplyVerified.com.

CAUTIONARY STATEMENT
This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about growth, profitability, potential, leadership, the impact and efficacy of the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors. In addition, financial results for the three and nine-month periods are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Integrated Management Information, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues	$618,084	$418,805	$1,619,351	$1,079,833
Cost of sales	289,637	245,517	703,398	548,739
Gross profit	328,447	173,288	915,953	531,094
Selling, general and administrative expenses	510,619	569,572	1,586,279	1,637,284
Loss from operations	(182,172)	(396,284)	(670,326)	(1,106,190)
Other income (expense):
Interest income	3,335	930	6,114	6,207
Interest expense	(9,087)	(5,690)	(23,950)	(17,257)
Net other expense	(5,752)	(4,760)	(17,836)	(11,050)
Loss before income taxes	(187,924)	(401,044)	(688,162)	(1,117,240)
Income taxes	-	-	-	-
Net loss	$(187,924)	$(401,044)	$(688,162)	$(1,117,240)
Loss per share	$(0.01)	$(0.02)	$(0.04)	$(0.06)
Average shares outstanding	19,662,172	17,867,515	19,347,357	19,123,765

Integrated Management Information, Inc.
Condensed Balance Sheets

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$223,204	$230,539
Accounts receivable, net	226,820	178,159
Inventory	20,628	14,185
Prepaid expenses	31,313	33,435
Total current assets	501,965	456,318
Restricted cash:
Cash restricted for payment of line of credit	-	50,000
Property and equipment:
Equipment, furniture and software	141,303	115,409
Accumulated depreciation	(93,553)	(83,792)
Property, equipment and software, net	47,750	31,617
Other assets:
Intangible assets, net	32,453	46,633
Goodwill	418,208	418,208
Total other assets	450,661	464,841
Total assets	$1,000,376	$1,002,776
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$70,000	$156,622
Note payable to Cattlefeeding.com, Inc.	350,000	-
Accounts payable	273,191	206,466
Accrued expenses	18,856	8,287
Deferred revenues	18,962	10,820
Total current liabilities	731,009	382,195
Note payable to Cattlefeeding.com, Inc.	-	350,000
Note payable	300,000	-
Stockholders’ equity (deficit):
Common stock	28,245	27,024
Additional paid-in capital	4,701,298	4,315,571
Treasury stock	(1,485,000)	(1,485,000)
Retained (deficit)	(3,275,176)	(2,587,014)
Total shareholders’ equity	(30,633)	270,581
Total liabilities and shareholders’ equity (deficit)	$1,000,376	$1,002,776